MULTIPLE CLASS PLAN
                                        OF
                          TEXAS CAPITAL VALUE FUNDS, INC.


     WHEREAS, the above-named corporation (the "Issuer") is an open-end management investment company registered under the Investment CompanyAct of 1940, as amended (the "1940 Act"); and

     WHEREAS, the common stock of the Issuer is not currently divided into a number of separate series of shares; and

     WHEREAS, the Issuer desires to offer multiple classes of its series of shares pursuant to Rule 18f-3 under the 1940 Act; and

     WHEREAS, Rule 18f-3 requires that the Board of Directors of the Issuer adopt a written plan setting forth (1) the specific arrangement for shareholder services and the distribution of securities for each class, (2) the allocation of expenses for each class and (3) any related conversion features or exchange privileges; and

     WHEREAS, the Board of Directors of the Issuer, including a majority of the Independent Directors, as defined in SECTION 3D below, have determined that the following plan (the "Plan"), adopted pursuant to Rule 18f-3 under the 1940 Act, is in the best interests of each class individually and the Issuer as a whole;

     NOW, THEREFORE, the Issuer hereby adopts, on behalf of the Fund (as defined in SECTION 2A below), this Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:


SECTION 1.     ESTABLISHMENT OF PLAN

As required by Rule 18f-3 under the 1940 Act, this Plan describes the multiple class system for the series of shares of the Issuer, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. Upon the effective date of this Plan, the Issuer elects to offer multiple classes of its shares, as described herein, pursuant to Rule 18f-3 and this Plan.

SECTION 2.     FEATURES OF THE CLASSES

a.   Division into Classes.

The series of shares of the Issuer (the
Value and Growth Portfolio of the Texas Capital Value Funds (the "Fund"), may offer two classes of shares: the A Class, and the C Class. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (A) each class shall have a different designation; (B) each class of shares shall bear any Class Expenses, as defined in
SECTION 3D(3) below; (C) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangement; and (D) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

b.   Management Fees.

(1) A Class Unified Fee. The Issuer of the Fund is party to a Management Agreement with First Austin Capital Management ("FACM"), the Fund's investment adviser, for the provision of investment advisory and management services in exchange for a single, unified fee. Such Management Agreement and such unified fee applies to the Fund's A
Class of shares. Shares issued and outstanding prior to the effective date of this Plan shall become A Class shares following the effective date.

(2) C Class Unified Fee. The Issuer of the Fund being authorized to issue C Class shares shall enter into a Management Agreement with FACM providing for a unified fee identical to the existing unified fee in place for the corresponding A Class of the Fund, as described in the Fund's current prospectus or prospectus supplement.

c.   Distribution Services.

Distribution Plan. Shares of the A Class and C Class of the Fund are offered subject to a Distribution Agreement pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan") between the Issuer and the Distributor. A Class shares of the Fund shall pay the Distributor for "distribution expenses" incurred in connection with providing distribution services for shares of the Fund, as provided in the 12b-1 Plan, at an annual rate of .25% of the average daily net assets of the class. C Class shares of the Fund shall pay the Distributor for distribution expenses at an annual rate of 1.00% of the average daily net assets of the class.

Under the Distribution Agreement, "distribution expenses" include, but are not limited to, expenses incurred in connection with (1) advertising and promotion expenses of all kinds (including cooperative ads placed by brokers and dealers who have entered into written agreements with the Distributor in the future), (2) fulfillment expenses which include the cost of printing and mailing prospectuses and sales literature to prospective shareholders of the Fund, (3) sales assistance payments to brokers and dealers who already have entered or may enter into written agreements with the Fund in the future relating to the sale of Fund shares, and (4) for reimbursement and/or compensation to brokers, dealers, and other financial intermediaries such as banks and other institutions, for administrative and accounting services rendered for the accounts of Fund stockholders who purchase and redeem their shares through such banks or other institutions.


SECTION 3.     ALLOCATION OF INCOME AND EXPENSES

a. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses) of the Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include Issuer Expenses and Fund Expenses.

b. Apportionment of Certain Expenses. Expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Issuer Expenses and Fund Expenses will be allocated among the classes of shares pro rata based on their relative net asset values in relation to the net asset value of all outstanding shares in the Fund. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by FACM.

c.   Definitions.

(1) Issuer Expenses. "Issuer Expenses" include expenses of the Issuer that are not attributable to a particular class of the Fund. Issuer Expenses include fees and expenses of those Directors who are not "interested persons" as defined in the 1940 Act ("Independent Directors"), including counsel fees for the Independent Directors, and certain extraordinary expenses of the Issuer that are not attributable to a particular class of the Fund.

(2) Fund Expenses. "Fund Expenses" include expenses of the Issuer that are attributable to the Fund but are not attributable to a particular class of the Fund. Fund Expenses include (i) interest expenses, (ii) taxes, (iii) brokerage expenses, and (iv) certain extraordinary expenses of the Fund that are not attributable to a particular class of a Fund.

(3) Class Expenses. "Class Expenses" are expenses that are attributable to a particular class of the Fund and shall be limited to: (i) applicable unified fee; (ii) payments made pursuant to a Rule 12b-1 Plan ("12b-1 Plan Fee"); and (iii) certain extraordinary expenses of the Issuer or Fund that are attributable to a particular class of the Fund.

(4) Extraordinary Expenses. "Extraordinary expenses" shall be allocated as an Issuer Expense, a Fund Expense or a Class Expense in such manner and utilizing such methodology as FACM shall reasonably determine, which determination shall be subject to ratification or approval of the Board of Directors and shall be consistent with applicable legal principles and requirements under the 1940 Act and the Internal Revenue Code, as amended. FACM shall report to the Board of Directors quarterly regarding those extraordinary expenses that have been allocated as Class Expenses. Any such allocations shall be reviewed by, and subject to the approval of, the Board of Directors.

SECTION 4.     CONVERSION FEATURES

Conversions from one class of shares into another class of shares are not permitted; provided, however, that if a shareholder of a particular class is no longer eligible to own shares of that class, such shareholders' shares will be converted to shares of the Fund but of another class in which such shareholder is eligible to invest. Similarly, if a shareholder becomes eligible to invest in shares of another class that has lower expenses than the class in which such shareholder is invested, such shareholder may be eligible to convert into shares of the Fund but of the class with the lower expenses. To the extent the Fund and FACM are parties to any agreement whereby FACM is obligated to reimburse a portion of its unified fee to a financial intermediary or other third party for recordkeeping or other administrative services, on the effective date all such shares held in accounts subject to any such agreements shall be automatically converted, and all Fund shares subsequently purchased pursuant to any such agreements shall be, A Class shares.

SECTION 5.     QUARTERLY AND ANNUAL REPORTS

The Board of Directors shall receive quarterly and annual reports concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the reports, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Board of Directors to justify any fee attributable to that class. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the Independent Directors of the Issuer who have no direct or indirect financial interest in the operation of this Plan in the exercise of their fiduciary duties.

SECTION 6.     WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by FACM, by the Issuers' underwriter or by any other provider of services to the Issuer without the prior approval of the Issuer's Board of Directors, provided that the fee is waived or reimbursed to all shares of the Fund in proportion to their relative average daily net asset values.

SECTION 7.     EFFECTIVENESS OF PLAN

Upon receipt of approval by votes of a majority of both (a) the Board of Directors of the Issuers and (b) the Independent Directors, this Plan shall become effective July 30, 2005.

SECTION 8.        MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in SECTION 8 herein.

     IN WITNESS WHEREOF, the Issuers have adopted this Multiple Class Plan as of the 30th day of July, 2005, to be effective September 29, 2005.

TEXAS CAPITAL VALUE FUNDS, INC.    FIRST AUSTIN CAPITAL MANAGEMENT, INC.

By:   /s/Mark A. Coffelt           By:   /s/Mark A. Coffelt
      Mark A. Coffelt                    Mark A. Coffelt
      President                          President